Exhibit 99.1

Press Release

BayCom Corp Reports 2022 Fourth Quarter Earnings of $8.1 Million

WALNUT CREEK, CA, January 26, 2023--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $8.1 million, or $0.62 per diluted common share, for the fourth quarter of 2022, compared to earnings of $7.2 million, or $0.54 per diluted common share, for the third quarter of 2022 and $5.4 million, or $0.51 per diluted common share, for the fourth quarter of 2021. For the year ended December 31, 2022, the Company announced earnings of $27.0 million, or $2.06 per diluted common share, compared to $20.7 million, or $1.90 per diluted common share, for the year ended December 31, 2021.

Net income for the fourth quarter of 2022 compared to the prior quarter increased $824,000, or 11.4%, primarily as a result of a $1.7 million increase in net interest income and a $577,000 decrease in provision for loan losses, partially offset by a $1.2 million decrease in noninterest income and a $212,000 increase in noninterest expense. Net income for the fourth quarter of 2022 compared to the fourth quarter of 2021 increased $2.6 million, or 48.1%, primarily as a result of a $7.3 million increase in net interest income, partially offset by a $121,000 increase in provision for loan losses, a $1.1 million decrease in noninterest income, a $2.6 million increase in noninterest expense and a $920,000 increase in provision for income taxes.

Net income increased $6.3 million, or 30.5%, to $27.0 million for the year ended December 31, 2022 compared to $20.7 million in 2021, primarily as a result of a $23.9 million increase in net interest income, partially offset by a $4.0 million increase in provision for loan losses, a $589,000 decrease in noninterest income, a $10.8 million increase in noninterest expense and a $2.2 million increase in provision for income taxes. Included in noninterest income for the year ended December 31, 2022 was $1.6 million in bargain purchase gain related to our acquisition of Pacific Enterprise Bancorp (“PEB”) and its wholly owned operating subsidiary, Pacific Enterprise Bank, during the first quarter of 2022, that was not present during the prior year.

George Guarini, President and Chief Executive Officer, commented, “We are pleased that our financial results for the fourth quarter and full year 2022 are in line with our expectations. Despite the developing rate pressure on deposits, our return on average assets and our net interest margin improved during the year as a result of our loan growth and overall asset sensitivity. The Federal Reserve has indicated that it expects to continue to increase interest rates in 2023, which should continue to contribute to future earnings. In addition, we are seeing lower marketplace premiums on SBA Loans which gives us the opportunity to hold these loans on the balance sheet supplementing loan growth.”

Guarini concluded, “While market conditions may not be very conducive for merger and acquisition activity, we continue to look for selective merger partners. In addition to focusing on achieving our financial metrics, we are continuing to repurchase our shares and pay cash dividends to our shareholders. Our goal continues to be to consistently add value for our clients and shareholders.”

Fourth Quarter Performance Highlights:

●	Annualized net interest margin was 4.40% for the current quarter, compared to 3.99% in the preceding quarter and 3.41% in the same quarter a year ago.
●	Annualized return on average assets was 1.28% for the current quarter, compared to 1.11% in the preceding quarter and 0.92% in the same quarter a year ago.
●	Assets totaled $2.5 billion at both December 31, 2022 and September 30, 2022, compared to $2.4 billion at December 31, 2021.
●	Loans, net of deferred fees, totaled $2.0 billion at both December 31, 2022 and September 30, 2022, and totaled $1.7 billion at December 31, 2021.

●	Nonperforming loans totaled $15.2 million or 0.75 % of total loans at December 31, 2022, compared to $19.7 million or 0.99% of total loans at September 30, 2022, and $6.9 million or 0.41% of total loans at December 31, 2021.
●	The allowance for loan losses totaled $18.9 million, or 0.94% of total loans outstanding, at December 31, 2022, compared to $18.1 million, or 0.90% of total loans outstanding, at September 30, 2022, and $17.7 million, or 1.06% of total loans outstanding, at December 31, 2021. A $617,000 provision for loan losses was recorded during the current quarter compared to a $1.2 million provision for loan losses in the prior quarter, and a $496,000 provision for loan losses in the same quarter a year ago.
●	Deposits totaled $2.1 billion at both December 31, 2022, and September 30, 2022, compared to $2.0 billion at December 31, 2021. At December 31, 2022, noninterest bearing deposits totaled $773.3 million, or 37.1% of total deposits, compared to $813.5 million, or 38.5% of total deposits at September 30, 2022, and $710.1 million, or 35.8% of total deposits at December 31, 2021.
●	The Company repurchased 236,985 shares of common stock at an average cost of $18.60 per share during the fourth quarter of 2022, compared to 406,534 shares repurchased at an average cost of $19.14 per share during the third quarter of 2022, and 5,125 shares repurchased at an average cost of $18.31 per share during the fourth quarter of 2021.
●	On November 16, 2022, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.05 per share, paid on January 13, 2023 to stockholders of record as of December 16, 2022.
●	The Bank remained “well-capitalized” institution for regulatory capital purposes at December 31, 2022.

Earnings

Net interest income increased $1.7 million or 7.1%, to $26.5 million for the fourth quarter of 2022 from $24.7 million in the prior quarter and increased $7.3 million, or 37.9%, from $19.2 million in the same quarter a year ago. The increase in net interest income between the periods reflects increases in interest income on loans, cash and cash equivalents and, to a lesser extent, investment securities, including dividend on FRB and FHLB stock, partially offset by higher funding costs related to increased market rates of interest on our deposits and junior subordinated debt. Average interest-earning assets decreased $73.2 million, or 3.0%, and increased $150.7 million, or 6.7% for the three months ended December 31, 2022 compared to the third quarter of 2022 and the fourth quarter of 2021, respectively. Average yield on interest earning assets for the fourth quarter of 2022 was 4.91%, compared to 4.38% for the third quarter of 2022 and 3.79% the fourth quarter of 2021. The increase in average yields on interest-earning assets during the current quarter reflects increases in market interest rates due to recent increases in the target range for federal funds, including a 125 basis points increase during the fourth quarter of 2022, to a range of 4.25% to 4.50%. The average rate paid on interest bearing liabilities for fourth quarter of 2022 was 0.89%, compared to 0.66% for the third quarter of 2022, and 0.64% for the fourth quarter of 2021.

Interest income on loans, including fees, increased $1.8 million, or 7.5%, to $25.8 million for the fourth quarter of 2022 compared to the prior quarter primarily due to a 39 basis point increase in the average loan yield. Interest income on loans, including fees, increased $6.1 million, or 30.6%, during the fourth quarter of 2022 compared to the fourth quarter of 2021 primarily due to a $352.7 million increase in the average loan balance and a 37 basis point increase in the average loan yield. The average loan balance totaled $2.0 billion for both the fourth quarter of 2022 and third quarter of 2022, compared to $1.6 billion for the same quarter a year ago. The average yield on loans was 5.12%, compared to 4.73% for the third quarter of 2022 and 4.75% for the fourth quarter of 2021. The increase in the average yield on loans from the prior quarter was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher interest rates and by a $155,000 increase in accretion of the net discount on acquired loans, partially offset by a $28,000 decrease in PPP loan fees recognized when compared to the prior quarter.

Interest income on loans included $218,000, $63,000, and $409,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively. The balance of the net discounts on these acquired loans totaled $522,000, $480,000, and $2.1 million at December 31, 2022, September 30, 2022, and December 31, 2021, respectively. Interest income included $133,000 in fees earned related to PPP loans in the quarter ended December 31, 2022, compared to $161,000 in the prior quarter 2022 and $1.9 million in the same quarter 2021. Interest income also included fees related to prepayment penalties of $335,000 in the quarter ended December 31, 2022, compared to $195,000 in the prior quarter 2022, and $439,000 in the same quarter in 2021. As of December 31, 2022, total unrecognized fees on PPP loans were $94,000.

Interest income on investment securities available-for-sale increased $57,000 to $1.6 million for the three months ended December 31, 2022, compared to the three months ended September 30, 2022, and increased $424,000, or 36.0%, from $1.2 million for the three months ended December 31, 2021. The increase in the current quarter compared to the same quarter in 2021 was due to the increase in market interest rates which resulted in a 32 basis point increase in the average yield on investment securities available-for-sale to 3.39% for the three months ended December 31, 2022 from 3.07% for the three months ended December 31, 2021. The average balance on investments securities available-for-sale totaled $187.5 million for the three months ended December 31, 2022, compared to $188.7 million and $152.3 million for the three months ended September 30, 2022 and December 31, 2021, respectively.

Interest income on federal funds sold and interest-bearing balances in banks increased $435,000, or 33.8%, to $1.7 million for the three months ended December 31, 2022, compared to $1.3 million for the three months ended September 30, 2022, and increased $1.5 million, or 820.8%, from $186,000 for the three months ended December 31, 2021 as a result of an increase in the average yield. The average yield on federal funds sold and interest-bearing balances in banks increased 167 basis point to 3.85% for the three months ended December 31, 2022, compared to 2.18% for the three months ended September 30, 2022, and increased 367 basis point from 0.18% for the three months ended December 31, 2021. The average balance of federal funds sold and interest-bearing balance in banks totaled $177.4 million for the three months ended December 31, 2022, compared to $234.6 million and $418.8 million for the three months ended September 30, 2022 and December 31, 2021, respectively. In addition, during the fourth quarter of 2022, we received $379,000 in cash dividends on our FRB and FHLB stock, up 32.5% from $286,000 in the prior quarter and up 43.0% from $265,000 in the fourth quarter in 2021.

Interest expense increased $623,000, or 25.8%, to $3.0 million for the three months ended December 31, 2022, compared to $2.4 million for the three months ended September 30, 2022, and increased $854,000, or 39.2%, compared to $2.2 million for the same quarter in 2021, primarily as a result of an increase in the average cost of deposits. Average balance of deposits totaled $2.1 billion for the fourth quarter of 2022, compared to $2.2 billion for the third quarter of 2022 and $2.0 billion for the same quarter in 2021. The average cost of funds for the fourth quarter of 2022 was 0.89% compared to 0.66% for third quarter of 2022 and 0.64% for the same quarter in 2021. The increase in the average cost of funds during the current quarter compared to the prior quarter was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures resulting from higher market interest rates generally. The average cost of total deposits for the three months ended December 31, 2022 was 0.37%, compared to 0.25% for the three months ended September 30, 2022, and 0.24% for the three months ended December 31, 2021. The average balance of noninterest bearing deposits increased $7.4 million, or 0.91%, to $809.2 million for the three months ended December 31, 2022, compared to $801.9 million for the three months ended September 30, 2022 and $738.6 million for the three months ended December 31, 2021. In addition, interest expense on junior subordinated debt increased $92,000, or 110.0%, to $176,000 for the three months ended December 31, 2022, compared to $84,000 for the same quarter in 2021 as a result of higher market rates.

Annualized net interest margin was 4.40% for the fourth quarter of 2022, compared to 3.99% for the preceding quarter and 3.41% for fourth quarter of 2021 as a result of our asset sensitive balance sheet. The average yield on interest earning assets for the fourth quarter of 2022 increased 53 basis point and 112 basis point over the average yields for the third quarter of 2022 and the fourth quarter of 2021, while the average rate paid on interest bearing liabilities for fourth quarter of 2022 increase 23 basis points and 25 basis points over the average rates paid for the third quarter of 2022 and the fourth quarter of 2021, respectively. Net interest margin was positively impacted by rising interest rates during the quarter which produced higher yields on loans, investment securities and fed funds sold and interest bearing-balances in banks.

The average yield on PPP loans including the recognition of deferred PPP loan fees was 2.30%, resulting in a positive impact to the net interest margin of three basis points during the fourth quarter of 2022, compared to an average yield of 2.28% with a positive impact to the net interest margin of three basis points during the prior quarter 2022, and compared to an average yield of 8.95% with a positive impact to the net interest margin of 23 basis points during the same quarter in 2021. The accretion of the net discount on acquired loans increased the average yield on loans by 11 basis points during the fourth quarter of 2022, compared to one basis point during the prior quarter 2022, and 15 basis points during the same quarter in 2021. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but is expected to decrease over time as the balance of the net discount declines.

Based on our review of the allowance for loan losses at December 31, 2022, the Company recorded a $617,000 provision for loan losses for the fourth quarter of 2022, compared to a $1.2 million provision for loan losses and a $496,000 provision for loan losses in the prior quarter 2022 and the same quarter in 2021, respectively. The provision for loan losses in the fourth quarter of 2022 was primarily due to new loan production and, to a lesser extent, a deterioration in forecasted economic conditions and indicators utilized to estimate loan losses, partially offset by $233,000 in net recoveries during the fourth quarter of 2022.

Noninterest income for the fourth quarter of 2022 decreased $1.2 million, or 45.0%, to $1.5 million compared to $2.7 million in the prior quarter 2022 and decreased $1.1 million, or 41.3%, compared to $2.6 million for the same quarter in 2021. The decrease in noninterest income for the current quarter compared to the prior quarter 2022 was due to a $1.2 million decrease in gain on sale of SBA loans (guaranteed portion), primarily due to a decrease in the volume of these loans sold during the current quarter, and a $162,000 decrease in income from our investment in a Small Business Investment Company (“SBIC”) fund, partially offset by a $125,000 increase in servicing charges and other fees. The decrease in noninterest income for the current quarter compared to the same quarter in 2021 was primarily due to a $1.1 million decrease in gain on sale of loans due to a decrease in the volume and premiums observed on SBA loans (guaranteed portion) sold and a $478,000 decrease in SBIC income, partially offset by a $358,000 increase in servicing charges and other fees.

Noninterest expense for the fourth quarter of 2022 increased $212,000, or 1.3%, to $16.3 million compared to $16.1 million for the prior quarter 2022 and increased $2.6 million, or 18.6%, compared to $13.8 million for the same quarter in 2021. The increase in noninterest expense for the current quarter compared to the prior quarter 2022 was primarily due to a $565,000 increase in salaries and employee benefits as a result of increases in salaries and wages in 2022 due to upward market pressure on wages in 2022 and year-end accrual adjustments related to other employee benefits. The increase was partially offset by a $47,000 decrease in occupancy and equipment expenses, a $95,000 decrease in data processing fees and a $211,000 decrease in other noninterest expense. Noninterest expenses for the fourth quarter of 2022 increased compared to the same quarter in 2021 primarily due to $2.1 million increase in salaries and employee benefits as a result of an increase in the number of full-time equivalent employees, reflecting our acquisition of Pacific Enterprise Bancorp (“PEB”) and its bank subsidiary, Pacific Enterprise Bank, in February, 2022, coupled with retention incentives and salary adjustments due to upward market pressure on wages in 2022. The increase was also a result of increases in occupancy and equipment expense of $222,000, data processing fees of $137,000 and other noninterest expenses of $68,000.

The provision for income taxes was $3.0 million for both the fourth quarter 2022 and third quarter of 2022 and increased $920,000 compared to $2.1 million for the fourth quarter of 2021 primarily due to increased pre-tax income. The effective tax rate for the fourth quarter of 2022 was 27.1%, compared to 29.0% for the prior quarter 2022, and 27.7% for the same quarter in 2021. The effective tax rate was lower for the fourth quarter of 2022 compared to the prior quarter 2022 due to year-end true-up adjustments related to non-taxable interest income on tax exempt municipal securities.

Loans and Credit Quality

Loans, net of deferred fees, increased $26.2 million to $2.0 billion at December 31, 2022, compared to September 30, 2022, and increased $356.2 million compared to $1.7 billion at December 31, 2021. The increase in loans at December 31, 2022 compared to September 30, 2022 primarily was due to $127.3 million of new loan originations, partially offset by $101.3 million of loan repayments, including $24.3 million in PPP loan repayments. At December 31, 2022, there was a total of 51 PPP loans outstanding totaling $11.1 million, compared to 138 loans totaling $35.4 million at September 30, 2022.

Nonperforming loans, consisting of non-accrual loans and accruing loans that are 90 days or more past due, totaled $15.2 million or 0.75% of total loans at December 31, 2022, compared to $19.7 million or 0.99% of total loans at September 30, 2022, and $6.9 million or 0.41% of total loans at December 31, 2021. The decrease in nonperforming loans from the prior quarter was primarily due to repayment of $3.3 million in accruing SBA guaranteed PPP loans which were 90 days or more past due and in the process of forgiveness at September 30, 2022, and repayment of a $1.7 million participation interest in a shared national credit, which was restructured as a TDR and placed on non-accrual during the first quarter of 2022. The portion of nonaccrual loans guaranteed by government agencies totaled $839,000, $862,000, and $822,000 at December 31, 2022, September 30, 2022, and December 31, 2021, respectively. There was one loan totaling $934,000 that was 90 days or more past due, still accruing and in the process of collection at December 31, 2022, compared to $3.3 million in accruing SBA guaranteed PPP loans which were 90 days or more past due and in the process of forgiveness at September 30, 2022. Accruing loans past due between 30 and 89 days at December 31, 2022, were $1.5 million, compared to $5.3 million at September 30, 2022, and $3.8 million at December 31, 2021.

At December 31, 2022, the Company’s allowance for loan losses was $18.9 million, or 0.94% of total loans, compared to $18.1 million, or 0.90% of total loans, at September 30, 2022 and $17.7 million, or 1.06% of total loans, at December 31, 2021. The decrease in the allowance for loan losses as a percentage of total loans outstanding at December 31, 2022, as compared to December 31, 2021, was due to the Company’s acquisition of PEB and related acquisition accounting as acquired loans were recorded at their estimate fair value at acquisition and no allowance for loan losses was recorded. We recorded net recoveries of $233,000 for the fourth quarter of 2022, compared to net charge-offs of $944,000 in the prior quarter 2022 and net charge-offs of $95,000 in the same quarter in 2021.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of December 31, 2022, acquired loans net of their discount totaled $257.9 million with a remaining net discount on these loans of $522,000, compared to $299.4 million of acquired loans with a remaining net discount of $480,000 at September 30, 2022, and $53.4 million of acquired loans with a remaining net discount of $2.1 million at December 31, 2021. The net discount includes a credit discount based on estimated losses in the acquired loans partially offset a premium, if any, based market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at both December 31, 2022, and September 30, 2022, and $2.0 billion at December 31, 2021. At December 31, 2022, noninterest bearing deposits totaled $773.3 million, or 37.1% of total deposits, compared to $813.5 million, or 38.5% of total deposits at September 30, 2022, and $710.1 million, or 35.8% of total deposits at December 31, 2021.

At both December 31, 2022 and September 30, 2022, the Company had outstanding junior subordinated debt, net of marked-to-market adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.5 million, compared to $8.4 million at December 31, 2021. At both December 31, 2022 and September 30, 2022, the Company also had outstanding subordinated debt, net of costs to issue, totaling $63.7 million compared to $63.5 million at December 31, 2021.

At December 31, 2022, September 30, 2022 and December 31, 2021, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $317.1 million at December 31, 2022, compared to $314.4 million at September 30, 2022, and $262.6 million at December 31, 2021. The increase from the prior period of 2022 reflects net income earned during the quarter, offset by repurchases of $4.2 million of common stock and $644,000 of accrued cash dividends payable for the quarter. In addition, shareholder’s equity was adversely impacted by increased unrealized losses on available for sale securities reflecting the increase in market interest rates during the current quarter, resulting in a $481,000 increase in accumulated other comprehensive loss, net of tax. At December 31, 2022, 480,773 shares remained available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, potential adverse impacts to  economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as increasing prices and supply chain disruptions, and any governmental or societal responses to new COVID-19 variants; expected revenues, cost savings, synergies and other benefits from our recent acquisition of PEB might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business;  future acquisitions by the Company of other depository institutions or lines of business; fluctuations in interest rates, including the effects of inflation; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Interest income
Loans, including fees	$25,801	$24,010	$19,751	$95,722	$76,099
Investment securities	1,602	1,555	1,179	6,085	3,893
Fed funds sold and interest-bearing balances in banks	1,722	1,286	186	4,025	665
FHLB dividends	217	160	148	684	494
FRB dividends	162	126	117	549	458
Total interest and dividend income	29,504	27,137	21,381	107,065	81,609
Interest expense
Deposits	1,963	1,387	1,201	6,273	4,875
Subordinated debt	896	896	896	3,582	3,582
Junior subordinated debt	176	129	84	496	345
Total interest expense	3,035	2,412	2,181	10,351	8,802
Net interest income	26,469	24,725	19,200	96,714	72,807
Provision for loan losses	617	1,194	496	4,441	466
Net interest income after provision for loan losses	25,852	23,531	18,704	92,273	72,341
Noninterest income
Gain on sale of loans	33	1,278	1,090	2,747	4,795
Service charges and other fees	942	817	584	3,107	2,403
Loan servicing fees and other fees	507	488	410	2,176	1,833
(Loss) income on investment in SBIC fund	(225)	(63)	253	(70)	1,274
Bargain purchase gain	—	—	—	1,665	—
Other income and fees	252	224	232	1,048	963
Total noninterest income	1,509	2,744	2,569	10,673	11,268
Noninterest expense
Salaries and employee benefits	10,729	10,164	8,603	40,480	33,761
Occupancy and equipment	1,996	2,043	1,774	8,384	7,384
Data processing	1,467	1,562	1,330	6,969	5,565
Other expense	2,116	2,327	2,048	10,102	8,419
Total noninterest expense	16,308	16,096	13,755	65,935	55,129
Income before provision for income taxes	11,052	10,179	7,518	37,011	28,480
Provision for income taxes	3,000	2,950	2,080	10,024	7,789
Net income	$8,047	$7,229	$5,438	$26,987	$20,691

Net income per common share:
Basic	$0.62	$0.54	$0.51	$2.06	$1.90
Diluted	0.62	0.54	0.51	2.06	1.90

Weighted average shares used to compute net income per common share:
Basic	12,960,723	13,307,555	10,683,702	13,124,179	10,882,344
Diluted	12,960,723	13,307,555	10,683,702	13,124,179	10,882,344

Comprehensive income
Net income	$8,047	$7,229	$5,438	$26,987	$20,691
Other comprehensive income (loss):
Change in unrealized loss on available-for-sale securities	(677)	(7,198)	(458)	(23,848)	(740)
Deferred tax benefit	196	2,071	132	6,864	209
Other comprehensive loss, net of tax	(481)	(5,127)	(326)	(16,984)	(531)
Comprehensive income	$7,566	$2,102	$5,112	$10,003	$20,160

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At December 31, 2022, September 30, 2022, December 31, 2021

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2022	2022	2021
Assets
Cash and due from banks	$26,980	$32,206	$21,178
Federal funds sold and interest-bearing balances in banks	149,835	192,475	358,509
Cash and cash equivalents	176,815	224,681	379,687
Time deposits in banks	2,241	2,490	3,585
Investment securities available-for-sale	167,761	167,213	174,435
Federal Home Loan Bank ("FHLB") stock, at par	10,679	10,679	8,385
Federal Reserve Bank ("FRB") stock, at par	9,602	9,595	7,650
Loans held for sale	2,380	3,491	6,470
Loans, net of deferred fees	2,021,124	1,994,966	1,664,890
Allowance for loans losses	(18,900)	(18,050)	(17,700)
Premises and equipment, net	13,278	13,697	14,370
Other real estate owned ("OREO")	21	21	21
Core deposit intangible	5,201	5,718	6,489
Cash surrender value of bank owned life insurance policies, net	22,193	22,043	21,590
Right-of-use assets	16,569	15,875	12,127
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	45,532	43,241	29,860
Total Assets	$2,513,334	$2,534,498	$2,350,697

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$773,274	$813,510	$710,137
Interest bearing deposits
Transaction accounts and savings	837,289	937,076	916,379
Premium money market	181,567	140,377	136,563
Time deposits	293,349	224,488	222,160
Total deposits	2,085,479	2,115,451	1,985,239
Junior subordinated deferrable interest debentures, net	8,484	8,464	8,403
Subordinated debt, net	63,711	63,669	63,542
Salary continuation plans	4,840	4,724	4,393
Lease liabilities	17,138	16,411	12,657
Interest payable and other liabilities	16,533	11,376	13,856
Total liabilities	2,196,185	2,220,095	2,088,090

Shareholders’ Equity
Common stock, no par value	204,588	208,770	157,385
Retained earnings	127,379	119,971	103,056
Accumulated other comprehensive (loss) income, net of tax	(14,818)	(14,338)	2,166
Total shareholders’ equity	317,149	314,403	262,607
Total Liabilities and Shareholders’ Equity	$2,513,334	$2,534,498	$2,350,697

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2022	2022	2021	2022	2021
Performance Ratios:
Return on average assets (1)	1.28%	1.11%	0.92%	1.03%	0.89%
Return on average equity (1)	10.15	8.97	8.33	8.50	8.06
Yield on earning assets (1)	4.91	4.38	3.79	4.31	3.74
Rate paid on average interest-bearing liabilities	0.89	0.66	0.64	0.70	0.67
Interest rate spread - average during the period	4.02	3.72	3.15	3.61	3.07
Net interest margin (1)	4.40	3.99	3.41	3.90	3.34
Loan to deposit ratio	96.91	94.30	83.86	96.91	83.86
Efficiency ratio (2)	58.29	58.60	63.19	61.40	65.57
(Recoveries)/charge-offs, net	$(233)	$944	$95	$3,241	$266

Per Share Data:
Shares outstanding at end of period	12,838,462	13,075,447	10,680,386	12,838,462	10,680,386
Average diluted shares outstanding	12,960,723	13,307,555	10,683,702	13,124,179	10,882,344
Diluted earnings per share	$0.62	$0.54	$0.51	$2.06	$1.90
Book value per share	24.70	24.05	24.59	24.70	24.14
Tangible book value per share (3)	21.27	20.64	20.34	21.27	20.34

Asset Quality Data:
Nonperforming assets to total assets (4)	0.61%	0.78%	0.29%
Nonperforming loans to total loans (5)	0.75%	0.99%	0.41%
Allowance for loan losses to nonperforming loans (5)	124.16%	91.70%	256.98%
Allowance for loan losses to total loans	0.94%	0.90%	1.06%
Classified assets (graded substandard and doubtful)	$20,355	$23,904	$13,062
Total accruing loans 30‑89 days past due	1,497	5,343	3,832
Total loans 90 days past due and still accruing	934	3,315	—

Capital Ratios (6):
Tier 1 leverage ratio - Bank	13.64%	12.90%	10.87%
Common equity tier 1 - Bank	16.42%	16.16%	14.60%
Tier 1 capital ratio - Bank	16.42%	16.16%	14.60%
Total capital ratio - Bank	17.36%	17.07%	15.65%
Equity to total assets at end of period	12.62%	12.40%	11.17%

Loans:
Real estate	$1,806,187	$1,746,157	$1,407,860
Non-real estate	201,252	233,178	254,131
Nonaccrual loans	14,289	16,369	6,888
Mark to fair value at acquisition	(522)	(480)	(2,086)
Total Loans	2,021,206	1,995,224	1,666,793
Net deferred fees on loans (7)	(82)	(258)	(1,903)
Loans, net of deferred fees	$2,021,124	$1,994,966	$1,664,890

Other Data:
Number of full-service offices	34	34	33
Number of full-time equivalent employees	374	375	307

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $94,000, $227,000 and $2.0 million as of December 31, 2022, September 30, 2022, and December 31, 2021, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2022	2022	2021

Tangible Book Value:
Total common shareholders’ equity	$317,149	$314,404	$262,607
less: Goodwill and other intangibles	44,039	44,556	45,327
Tangible common shareholders’ equity	$273,110	$269,848	$217,280

Total assets	$2,513,334	$2,534,498	$2,350,697
less: Goodwill and other intangibles	44,039	44,556	45,327
Total tangible assets	$2,469,295	$2,489,942	$2,305,370

Tangible equity to tangible assets	11.06%	10.84%	9.42%
Average equity to average assets	12.12%	11.96%	11.05%
Tangible book value per share	$21.27	$20.64	$20.34

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp